EXHIBIT 99.1
 Press Release Dated April 12, 2004



  PARK CITY GROUP, INC. TO TRADE ON THIRD SEGMENT OF THE BERLIN STOCK EXCHANGE


PARK CITY, UTAH - April 12, 2004 - Park City Group, Inc. (OTCBB: PKCY) whose technology had its genesis in the operations of Mrs. Fields Cookies, develops and markets patented computer software that helps its retail customers increase their sales while reducing their inventory and labor costs, announced today that it has been granted permission to trade its shares on the Third Market Segment of the Berlin Stock Exchange. The German trading symbol will be "PJ4.BE" and the German securities code: (WKN) will be 925919.

"As a part of our world-wide investor awareness program and our desire to increase our products' market potential, we are very pleased to have been approved for trading on the Berlin Stock Exchange," states Randy Fields, CEO of Park City Group, Inc. "The Berlin Exchange should make obtaining our shares less problematic for German and European potential stockholders and should provide substantially improved liquidity in our common stock overall."

Fields notes, "Additionally, we are striving to enhance our corporate visibility in Germany and expand our corporate presence to a broader financial community throughout Europe. We believe this prestigious trading platform will assure that our compelling story reaches a much larger European audience."

About Park City Group:
Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria's Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. Feel free to contact us (Media Contact Randy Fields) at 800.772.4556 or info@parkcitygroup.com. To find out more about Park City Group (OTCBB: PKCY), visit our website at www.parkcitygroup.com.


Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company's products and services and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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